EXHIBIT 99.2
Handleman Company
Annual Meeting of Shareholders
Comments by Albert A. Koch, President and Chief Executive Officer
October 1, 2008
Good morning, my name is Al Koch and I am the President and CEO of Handleman Company. I joined the Company at the end of November 2007 to help evaluate and improve the Company’s performance. My background over the past several years as Vice Chairman and Managing Director of Alix Partners has been to assist companies to successfully define and achieve their strategic objectives. That has been my focus ever since I arrived at Handleman.
Prior to Handleman Company, I was the Chairman of Polar Corporation, a leading full-service provider of tank trailers, light-duty trailer parts and tank repair and maintenance services. I also served as CEO at Champion Enterprises Inc., one of the world’s largest builders of manufactured homes, and held interim positions at Kmart and Oxford Health Plans, as well as leading the restructuring of Ryder System, Inc.
Like Handleman, all of these companies faced challenges brought about by changes in their respective industries. My job was to identify and then lead the execution of our strategy to respond to those changes.
At Handleman Company the challenge was how to respond to a music industry that was undergoing double-digit rates of decline due to digital distribution, downloading and piracy. This decline resulted in a significant loss in revenues and gross margin for the Company in recent years.
In the face of these declines, Handleman pursued an aggressive cost cutting effort, which resulted in a significant reduction in expenses over the past two years. However, despite these costs savings, Handleman incurred substantial losses in both fiscal years 2007 and 2008. The net loss for 2008 was $96.8 million and for 2007 the net loss was $53.4 million. These are staggering losses for a company with annual revenues of less than $1 billion. After several months of analysis, and after discussions with our customers, suppliers and lenders, it was clear to Management and the Board that actions needed to be taken to stem the losses and show realistic prospects for being able to discharge our liabilities or Handleman could eventually be forced to file bankruptcy within the relatively near-term. When faced with these facts, the choice was clear. Our only chance to preserve value for our shareholders was to act aggressively to sell our operating assets.

As a result, on June 2, 2008, the Company announced it was exiting the North American music business and exploring opportunities to maximize the value of its other operations. To that end, we sold our U.S. Wal-Mart music business and Canadian operations to Anderson Merchandisers and successfully transitioned our other U.S. music customers to other suppliers. As part of the sale of our Canadian operations, Anderson retained substantially all of our Canadian employees. Then about two weeks ago, on September 16th, we announced the sale of our U.K. Tesco business to Tesco.
Similar to the Canadian deal, we were able to avoid a majority of employee separation liabilities when our U.K. staff was transitioned to Tesco. In addition, we were able to avoid a substantial portion of early termination costs for computer support and computer related leases by including them in the sale to Tesco. However, the computer systems that we had developed had substantial unamortized book value that we will not recover.
Proceeds for the sale of our North American music business, plus the collection of our accounts receivable allowed us to repay our outstanding secured debt.
Of our remaining assets, the largest is Crave/SVG Games, a West Coast based distributor and publisher of value software. Crave is being marketed by WY Campbell, a Detroit-based investment banking firm. That sale process is continuing and we are hopeful that we may have something to report in the not-too-distant future.
The same is true with Reps, our Tennessee-based merchandising service organization. Reps is also being marketed by WY Campbell and we hope that we will have something to report soon on that asset as well.
What does the future hold for shareholders?
•	With your approval of our plan to liquidate the Company, your Board is now empowered to move forward with a plan of voluntary liquidation. They will do that as soon as possible but not before we have successfully agreed on an acceptable price and sold our remaining assets. Depending on credit markets, this could require the Company to continue managing Crave and/or REPS beyond 2008.

•	We also have an office building to sell, which has proven difficult because the real estate market in the Detroit area is particularly poor at the present time.

•	Handleman will consider a distribution to the Company’s shareholders of cash proceeds generated from the asset dispositions in excess of what is needed to satisfy the Company’s obligations. Whether there will be any excess cash proceeds for distribution to shareholders is subject to a number of material risks and uncertainties that may prevent a distribution from occurring. The Company will provide information about future cash distributions, if any, at such time as it believes that they are reasonably estimable. The outcome is dependent on values that we may be able to obtain for Crave and Reps, particularly Crave. At the present time, the range is too wide to be meaningful.
In summary, your Board and Management are moving as quickly as possible to maximize values for assets, discharge all of our liabilities and treat our employees fairly. Our ability to maximize value is dependent upon moving quickly. Absent that, in our opinion, there would have been no chance of shareholder recoveries.
After operating assets have been sold, the Board will assess when it will authorize the beginning of the formal liquidation process. This is a voluntary process that, after filing a certificate of dissolution with the State of Michigan, requires a minimum of 12 months to complete. We will keep you advised as the process continues.
I would like to close my formal comments by thanking all of you for your support. This has been an extraordinary past several months and I am personally very grateful for the support of the Board of Directors as well as the terrific staff at Handleman that has helped us to get where we have gotten so far. There is more to do and we are all focused on getting it done as quickly as possible and with as good a result as can be attained.
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